UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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KIMBALL ELECTRONICS, INC.
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Notice of 2018 Annual Meeting

and Proxy Statement

Code of Conduct

The Kimball Electronics Code of Conduct demonstrates the high value we place on ethical standards related to the treatment of our people, the belief in and provision of safe and healthy working conditions, the treatment of our environment, and our overall business ethics.

The high standards set forth in our Code of Conduct guide us to make the right decisions enabling us to maintain our recognized standing as a good global citizen. At the core of our Code of Conduct are our Guiding Principles, which serve as our moral compass.

Kimball Electronics complies with laws and adheres to the highest standards in ALL of our locations around the world.

It’s simple: we do the right thing.

    Don Charron, Chairman of the Board / CEO

The Kimball Electronics Code of Conduct can be found on the Company’s website at:
http://www.kimballelectronics.com/code-of-conduct

CHAIRMAN’S OVERVIEW
Dear Share Owner:
Fiscal year 2018 was a record breaking year. Here are some highlights:
Our Successes

•	Record - new high for net sales.

•	Goal Attainment - exceeded stated goal of $1 billion in annual sales.

•	Sales Growth - double-digit increase for 3 of last 4 years.

•	Customer Loyalty - sales to customers that have been doing business with us for over 10 years increased from 56% to 61% of total sales.

•	Service and Performance Excellence Recognition - CIRCUITS ASSEMBLY - #1 in customer service.

•
Investments for Future Growth - deployed capital to support our new business awards, added additional production lines in our new facility in Romania, and expanded plastic injection molding capabilities.

•	Strategy Execution - initiated new strategic platform with announcement of agreement to acquire GES (Global Equipment Services).
Our Results

•	Net Sales - $1,072,061, a 15% increase over fiscal year 2017.

•	Sales by market vertical:

◦	Automotive - up 24%.

◦	Medical - up 22%.

◦	Industrial - up 6%.

◦	Public Safety - down 13%.

•	Operating income margin of 4.0% - below our goal of 4.5%.

•	Net income - $16.8 million.

◦	Unfavorable impact of $17.9 million from U.S. Tax Cuts and Jobs Act.

•	Diluted earnings per share - $0.62.

◦	Unfavorable impact of $0.66 per diluted share from U.S. Tax Cuts and Jobs Act.

•	Return on invested capital of 10.3% - below our long-term goal of 12.5%.

•	Operating cash flow - $40.2 million.

•	Capital expenditures - $26.5 million.

•	Share repurchases - $9.4 million.

•	Net cash position at June 30, 2018 - $38.1 million.
Our People
We are implementing a new talent management framework that will help us further develop the talent we have and ensure that we have the vitality in our talent pipeline to successfully execute our strategic plans.
Our Culture
Living out these key Guiding Principles helps keep our global team aligned and focused on meeting and exceeding the expectations of all our stakeholders:

•	Our customer is our business.

•	Our people are the company.

•	The environment is our home.

•	Profits are the ultimate measure.
The commitment of our team is reflected in the high employee satisfaction scores from our surveys which measure how well we are living up to our Guiding Principles.
Our Future
Because of our core competency, long history of manufacturing durable electronics, and our total package of value, our Electronic Manufacturing Services (EMS) business is uniquely positioned and qualified to take full advantage of the strong secular growth opportunities in the Automotive, Medical, Industrial, and Public Safety end markets. We are making investments in automation, test, and measurement that are increasing customer engagement and helping us develop ourselves beyond EMS to become a multifaceted manufacturing solutions company.

For more detailed insights into the past year, I encourage you to read our Annual Report and Form 10-K, as well as follow us on our website at www.kimballelectronics.com.

And I would like to extend a personal invitation for you to attend our annual meeting at our Kimball Electronics Headquarters, located at 1205 Kimball Blvd. in Jasper, Indiana, beginning at 9 a.m. EST on Thursday, November 8, 2018. I hope to see you there.

Donald D. Charron Chairman and Chief Executive Officer Kimball Electronics, Inc.

NOTICE OF ANNUAL MEETING OF SHARE OWNERS
KIMBALL ELECTRONICS, INC.
1205 Kimball Blvd.
Jasper, Indiana 47546
(812) 634-4000

To the Share Owners of Kimball Electronics, Inc.:
The annual meeting of the Share Owners of KIMBALL ELECTRONICS, INC., an Indiana corporation (the “Company”), will be held at the principal offices of the Company, 1205 Kimball Blvd., Jasper, Indiana, on Thursday, November 8, 2018, at 9:00 A.M., Eastern Standard Time (EST), for the following purposes:

1.	To elect three (3) directors of your Company (“Proposal 1”).

2.	To ratify the selection of the Company’s independent registered public accounting firm for fiscal year 2019 (“Proposal 2”).

3.	To approve, by a non-binding, advisory vote, the compensation paid to the Company’s Named Executive Officers (“Proposal 3”).

4.	To approve, by a non-binding, advisory vote, the preferred frequency for the Company to conduct future advisory votes on the compensation paid to the Company’s Named Executive Officers (“Proposal 4”).

5.	To consider and transact such other business as may properly come before the meeting or any adjournments thereof.

By Order of the Board of Directors
John H. Kahle, Secretary
September 25, 2018
Annual Share Owners Meeting Information

DATE	November 8, 2018
TIME	9:00 a.m. EST
PLACE	Kimball Electronics, Inc. Headquarters 1205 Kimball Blvd. Jasper, IN 47546
RECORD DATE	September 5, 2018
VOTING ELIGIBILITY	Registered Share Owners as of the Record Date are entitled to submit proxies or vote in person at the Annual Share Owners Meeting.

Meeting Agenda Items

Proposal	Board Recommendation	Rationale
Proposal 1: Elect Three Directors for a 3-year Term: • Donald D. Charron • Colleen C. Repplier • Gregory J. Lampert	Vote FOR each of the candidates.	All are very qualified and capable directors and will serve the interests of our Share Owners very well.
Proposal 2: Ratify the Selection of Deloitte & Touche LLP as the Company’s Registered Independent Public Accounting Firm	Vote FOR ratification of the selection.	Deloitte & Touche is a major public accounting firm who is very well qualified to conduct an independent audit of your Company and has done so very capably for several years.
Proposal 3: To approve, by a non-binding, advisory vote, the compensation paid to the Company’s Named Executive Officers	Vote FOR the advisory proposal approving the compensation paid to our Named Executive Officers.
The Company’s Named Executive Officers are qualified and capable executives with many years of industry experience and tenure with the Company. Their compensation has been benchmarked against relevant market data and is competitive. Market competitive compensation is critical to retain talented management for the Company.

Proposal 4: To approve, by a non-binding, advisory vote, the preferred frequency for the Company to conduct future advisory votes on the compensation paid to the Company’s Named Executive Officers	Vote to conduct future advisory votes on the compensation paid to our Named Executive Officers every ONE YEAR.
Executive compensation is approved by an independent compensation committee each year. The Company has no excessive or unusual pay practices. Compensation decisions are well managed but annual shareholder approval every year is most appropriate to confirm our Share Owner’s view.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OR THE PROXY CARD, OR IF YOU RECEIVED A PRINTED SET OF PROXY MATERIALS, YOU MAY VOTE BY SIGNING, DATING, AND MAILING THE ACCOMPANYING PROXY CARD. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING IN PERSON.

TABLE OF CONTENTS

8		Election of Directors
10		Communicating with the Board
11		Corporate Governance at Kimball Electronics
	11	Director Qualifications
	12	Director Independence
	12	How the Board Addresses Risk
	12	Board and Committee Meetings
	14	Compensation and Governance Committee Interlocks and Insider Participation
	15	Director Compensation
15		Review and Approval of Transactions with Related Persons
16		Report of the Audit Committee
17		Selection of Independent Registered Public Accounting Firm
18		Compensation Discussion and Analysis
	18	Executive Summary
	18	Compensation Philosophy
	19	Components of Compensation
	26	Compensation Process
	27	Tax and Accounting Considerations
27		Report of the Compensation and Governance Committee
28		Compensation Related Risk Assessment
28		Executive Compensation
	29	Summary Compensation Table
	30	Grants of Plan-Based Awards in Fiscal Year 2018
	31	Outstanding Equity Awards at Fiscal Year End 2018
	31	Option Exercises and Stock Vested in Fiscal Year 2018
	32	Nonqualified Deferred Compensation in Fiscal Year 2018
	32	Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control
36		Equity Compensation Plans Information
37		Proposal to Approve, in a Non-Binding, Advisory Vote, the Compensation Paid to our Named Executive Officers
37		Frequency of Future Advisory Votes on the Compensation Paid to our Named Executive Officers
38		Submission of Nominations and Proposals for 2019
38		Meeting and Voting Information
41		Share Ownership Information
42		Section 16(a) Beneficial Ownership Reporting Compliance
A-1		Appendix A - Approval Process for Services Performed by the Independent Registered Public Accounting Firm

ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS BY HOLDERS OF COMMON STOCK
The Board of Directors (the “Board”) is divided into three classes with approximately one-third of the directors up for election each year. The class of each director and the date of their election is noted in their qualification descriptions below. At the 2018 Annual Meeting of Share Owners, the Share Owners are to elect each of three (3) directors to serve a term of three years, or until their respective successors have been duly elected and qualified.
A director elected by the Board to fill a vacancy holds office until the end of the term for which such director’s predecessor was elected, or if the vacancy arises because of an increase in the size of the Board of Directors, at the end of the term specified at the time of such director’s election or selection, and until that director’s successor has been elected and qualified or until his or her earlier resignation, disqualification, disability, or removal.
Each nominee is currently serving as a director of Kimball Electronics, Inc. (“we,” “us,” “our,” or the “Company”). Each nominee has consented to continue to serve as a director. If for any reason any such nominee shall become unable or unwilling to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the accompanying proxy. The Board has no reason to believe that any such nominee will be unable to serve.
The Class I nominees to be elected (serving a three-year term and then up for re-election in 2021):
Donald D. Charron
Colleen C. Repplier
Gregory J. Lampert

Unique individual qualifications and skills of our nominees that led our Board to the conclusion that each should serve as a director are further described below and includes information each director has given us about his or her age, positions held, principal occupation, and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves (or during the past five years has served) as a director.
The nominees are:

	Donald D. Charron	Chairman of The Board, Chief Executive Officer

Mr. Charron serves as Kimball Electronics’ Chairman of the Board and Chief Executive Officer. He formerly served as an Executive Vice President of Kimball International, Inc. (“Kimball International” or “former Parent”), a member of the Board of Directors of Kimball International, and the President of Kimball Electronics Group. Mr. Charron had led the EMS segment of Kimball International since joining Kimball International in 1999. Prior to that, he spent six years with Rockwell International in various leadership roles. Mr. Charron’s extensive contract electronics industry experience prior to joining Kimball International, as well as his intimate knowledge of Kimball Electronics provides valuable operational, strategic, and global market insights.

Director since: 2014 Class I - re-election in 2018

	Colleen C. Repplier	Director

Ms. Repplier retired in June 2018 as Vice President and General Manager of Johnson Controls (JCI) responsible for a $4.5 billion global portfolio of HVAC businesses with 20,000 employees.  She had previously been with Tyco International since 2007, holding the title of President of the fire protection products strategic business unit during that time and joined JCI in 2016 as a result of JCI’s purchase of Tyco.  Prior to Tyco, Ms. Repplier held senior leadership positions at The Home Depot from 2005 to 2007.  Prior to 2005, Ms. Repplier spent 20 years in the energy industry, holding engineering and marketing roles with Westinghouse Electric Company and Bechtel Corporation as well as progressing through commercial and general management assignments at General Electric.  In March 2018, Ms. Repplier was appointed a director of AB SKF, a Swedish ball bearing manufacturer traded on the NASDAQ Stockholm market. Ms. Repplier’s engineering background and extensive experience in operations, supply chain management, and six-sigma methodologies will provide broad insights into operational planning and improvement opportunities.

Director since: 2014 Class I - re-election in 2018

	Gregory J. Lampert	Director

Mr. Lampert has been President of Omni Cable Corporation, a distributor of specialty wire and cable, since February 2017. Prior to his executive position at Omni Cable Corporation, he was Chief Executive Officer of the Americas region of General Cable since January 2013 and held the same position for the North America region since 2008. Prior to that, he held various management positions at General Cable since joining the company in 1998. Prior to joining General Cable, he held engineering and commercial management positions with The Dow Chemical Company and Cintas Corporation. Mr. Lampert is a director of Omni Cable Corporation, as well as two other for-profit private companies, Xtek Corporation and Ilsco Corporation. Mr. Lampert’s previous board experience and financial background as well as experience in managing sales organizations will provide broad insights into capital planning and sales operations.

Director since: 2014 Class I - re-election in 2018	The Board of Directors recommends a vote “FOR” the election of each of the Class I director nominees.

Other Directors Not Standing for Re-election in 2018

	Christine M. Vujovich	Director

Ms. Vujovich served as a director of Kimball International from 1994 until 2016, when she resigned her board seat. Since 2012, Ms. Vujovich has been a member of the National Academy of Sciences Medium and Heavy-duty Vehicle Phase II Fuel Economy Committee, which advises the National Highway Traffic Safety Administration and the U.S. Environmental Protection Agency. Ms. Vujovich is currently retired but served in various management positions at Cummins, Inc. from 1978 to 2009, including her position prior to retirement as Vice President, Marketing and Environmental Policy. Ms. Vujovich’s experience with international and domestic manufacturing and sales operations in a major manufacturing company provides valuable knowledge of marketing and manufacturing systems. Her environmental policy background provides expertise regarding governmental regulation.

Director since: 2014 Class II - re-election in 2019

	Thomas J. Tischhauser	Director

Mr. Tischhauser has served as a director of Kimball International since 2008. He has been an independent executive consultant in leadership development and a principal with Wynstone Partners since 2007. He served as Vice President of Continental Automotive from 2006 to 2007 and served in various management positions at Motorola, Inc. from 1983 to 2006, including European General Manager and his final position as Corporate Vice President. Mr. Tischhauser’s broad experience in the electronics and consulting industries provides unique insight into the electronics markets from a global perspective.

Director since: 2014 Class II - re-election in 2019

	Geoffrey L. Stringer	Director

Mr. Stringer has served as a director of Kimball International, Inc. since 2003, but is otherwise retired, having most recently served from 1998 to 2001 as Executive Vice President of Bank One Corporation and Chief Executive Officer of Bank One Capital Corporation, and prior to that holding various other senior management positions at banks acquired by the Bank One Corporation. Mr. Stringer’s lifelong career experience as a banker provides a significant breadth and depth of experience in general economics, capital markets, and financing.

Director since: 2014 Class III - re-election in 2020

	Gregory A. Thaxton	Director

Mr. Thaxton is Executive Vice President and Chief Financial Officer of Nordson Corporation (NASDAQ: NDSN), a $2.1 billion publicly traded industrial technology company focused on precision dispensing, fluid management, and related processes with operations in nearly forty countries. He has more than twenty-five years of experience serving in various domestic and international financial management and leadership roles with Nordson after beginning his career with a Big Four public accounting firm. Mr. Thaxton is a Certified Public Accountant (inactive). Mr. Thaxton’s experience will add significant financial, accounting, capital structure, and SEC reporting expertise to the Board.

Director since: 2017 Class III - re-election in 2020

COMMUNICATING WITH THE BOARD
Share Owners may communicate with a member of the Board by sending comments in care of the Secretary of the Company at 1205 Kimball Blvd., Jasper, Indiana 47546. The Secretary has the discretion to forward the correspondence to the director, or if circumstances dictate, to other departments within the Company to which such communication is more appropriately addressed. A log of correspondence received and copies of the correspondence are available to any director who wishes to review them.

CORPORATE GOVERNANCE AT KIMBALL ELECTRONICS
Director Qualifications
The rapidly changing business conditions and markets in which the Company operates require a high-performance and committed Board. Individual Board members should possess a broad variety of personal attributes, experience, and skills to give the Board the depth and breadth necessary to effectively oversee management on behalf of our Share Owners. Personal attributes include integrity, commitment to the Company’s Vision and Guiding Principles, practical judgment, broad complementary education, and willingness to commit the time and energy necessary to effectively contribute as a Board member. The Board recently completed an exercise to self-assess their own key strengths, skills and experience to develop a robust Director qualification matrix to allow for more effective board recruiting and succession planning. The resulting matrix below illustrates the major strengths, skills and experience determined to be most critical to a well-balanced and effective Board, best able to understand the strategies and risks related to the Company’s operations:
DIRECTOR SKILLS AND EXPERIENCE

Director	Tom Tischhauser	Tina Vujovich	Geoffrey Stringer	Greg Lampert	Colleen Repplier	Greg Thaxton	Don Charron
Age	60	66	75	51	57	57	54
Independent Director	X	X	X	X	X	X
Committee: AC - Audit, CGC - Compensation & Governance, LID - Lead Independent Director	CGC	AC	AC	CGC Chair	CGC, LID	AC Chair
Strengths, Skills, and Experience
Public Company Experience	X	X	X	X	X	X	X
Active/Recently Retired Public Company CEO							X
Active/Recently Retired Public Company Executive			X	X	X	X	X
Electronics Industry or Related Experience	X	X		X	X	X	X
Medical Industry or Related Experience						X	X
Manufacturing Operations Experience		X		X	X	X	X
Product Design and Development	X			X	X		X
International Business Experience	X	X	X	X	X	X	X
Mergers and Acquisition Experience			X	X	X	X	X
Strategy Development	X	X	X	X	X	X	X
Marketing Expertise		X	X	X	X
Supply Chain and Logistics Experience				X	X		X
Business Development/Growth	X	X	X	X	X		X
CFO Experience						X
Public Company Board Experience	X	X	X	X	X	X	X
Capital Structure (Finance/Banking) Expertise			X			X
Talent Development Experience	X	X	X	X	X	X	X
PR/Communication Experience	X	X		X		X
Government Relations Experience		X
Audit/Internal Control Experience			X			X
Public Financial Reporting Experience				X		X

Director Independence
The Board consists of a majority of “independent directors,” as noted in the table above and as defined by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and the Board has determined that such independent directors have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors nominated for election are Ms. Repplier and Mr. Lampert. The independent directors meet in regularly scheduled executive sessions and at other times as they deem appropriate.
How the Board Addresses Risk
The Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board approaches the Company’s risk management process in an intelligent manner based upon the fundamental recognition that risk management in any business enterprise requires an appropriate balance of two distinct aspects of risk:

•	Value Preservation — recognizing and mitigating as much as possible the risk of potential for loss or harm to any element of our business.

•	Value Creation — embracing the risks inherent in any business endeavor in order to reap the rewards of growth and profitability.
The Company has also taken a more formalized, phased approach to Enterprise Risk Management (ERM). Phase I included selective key leadership interviews, surveys, and discussions. The outcome was identification of the top enterprise risks from a “top down” perspective. Phase II will involve expanding the interview/survey group utilizing a more detailed survey with further assessment and appropriate mitigation of the key risks identified. This completed and refined process will then be undertaken on a regular basis to ensure any new potential risks are identified and appropriate mitigations for existing key risks remain in effect.
The Board regularly reviews the ERM information and is also informed through Audit and Compensation and Governance committee reports about financial and governance risks and mitigation in areas unique to the matters overseen by those committees.
The Board currently combines the roles of Chairman of the Board and Chief Executive Officer. Generally, the Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) have separate roles, namely the Chairman is responsible for the leadership of the Board and presides at its meetings while the CEO is responsible for the day-to-day management of the Company’s business. The Board believes that these roles are best served by the same person at this time because it is critical to have alignment between the Board and management on Company strategy and board operations. Combining the roles provides that alignment. In addition, a combined Chairman/CEO has multiple and in-depth perspectives on and knowledge of the Company’s markets and operations, as well as the power to quickly enact corporate initiatives. A unified role ensures strong, central leadership, increases efficiency, and can provide superior knowledge to the Board and increase the information available to it, with in-depth knowledge about the Company’s strengths and weaknesses, along with what issues need to be addressed moving forward.
Board and Committee Meetings
During fiscal year 2018, the Board met five times and each director then in office attended 100% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which such director served during his or her tenure. The Company expects its directors to attend all Board meetings, as well as the Annual Meeting of Share Owners. Your Board currently has two standing committees: The Audit Committee and the Compensation and Governance Committee.

AUDIT COMMITTEE

Members	Gregory A. Thaxton (Chairperson), Geoffrey L. Stringer, and Christine M. Vujovich

Meetings in Fiscal 2018	8

Committee Accomplishments in 2018
Reviewed Quarterly Earnings Releases and SEC Filings; Recommended the selection of Deloitte as auditors for fiscal 2018; Approved the fiscal 2018 audit scope and fees; Approved the fiscal 2018 internal audit plan; Conducted reviews of Company’s cybersecurity program, revenue recognition rule implementation and GDPR readiness, and enterprise risk management process.

Responsibilities of the Committee
The Audit Committee operates under, and has the responsibilities set forth in, a written charter, which has been approved by the Board and is reviewed and reassessed annually or as circumstances dictate by the Audit Committee. The Audit Committee modifies the written charter, as necessary, to comply with all regulatory requirements as or before they become effective. A copy of the Audit Committee charter is available on the Company’s website at:

http://investors.kimballelectronics.com/static-files/0c5a90f0-edc7-4c38-8584-ab3cb03d1732

The Board has determined that Mr. Thaxton is an “Audit Committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). None of the Audit Committee members, including the Audit Committee financial expert, are salaried employees of the Company and, in the opinion of the Board, all meet the NASDAQ and SEC requirements with respect to independence and accounting experience.

Comments from the Committee
Due to the increasing financial complexities, the Committee added another regular meeting to its schedule and now meets quarterly. The Audit Committee is comfortable with the Company’s financial processes and controls. The Committee continues to enjoy a good relationship with the Company’s independent registered public accounting firm and meets regularly with them and management in executive sessions.

COMPENSATION AND GOVERNANCE

Members	Gregory J. Lampert (Chairperson), Colleen C. Repplier, and Thomas J. Tischhauser

Meetings in Fiscal 2018	3

Committee Accomplishments in 2018
Approved and set executive officers and CEO compensation, approved performance share grants and awards, profit sharing incentive bonus plan economic profit targets, and retirement plan company contribution; reviewed and recommended increased equity component of Board compensation based upon a benchmark review; Reviewed and recommended slate of directors for election at 2018 Annual Share Owners Meeting, board member independence, and director age and term limits.

Responsibilities of the Committee
The Compensation and Governance Committee’s responsibilities include advising the Board in matters of corporate governance, identification of individuals qualified to be board members, board member evaluations, orientation, and succession planning. A copy of the Compensation and Governance Committee’s charter is available on the Company’s website at:

http://investors.kimballelectronics.com/static-files/0abc152b-426a-4788-a5c4-f6440213b242

The Compensation and Governance Committee identifies potential nominees for director based on specified objectives in terms of the Board composition, taking into account the need for broad and complementary experience and expertise. Nominees, whether recommended by the Compensation and Governance Committee or a Share Owner, will be evaluated on the basis of established board member criteria, including, but not limited to those noted above in the “Director Qualifications” section of this Proxy Statement. Although it does not have a policy regarding diversity, the Compensation and Governance Committee does consider diversity of gender, race, national origin, education, and professional experience, which would enable a nominee to bring a varied set of skills and backgrounds to bear on the complicated issues which come before the Board.

The Compensation and Governance Committee also will consider candidates recommended by Share Owners. A Share Owner who wishes to recommend a director candidate for consideration by the Compensation and Governance Committee should send such recommendation to the Secretary of the Company at 1205 Kimball Blvd., Jasper, Indiana 47546, who will forward it to the Compensation and Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the Share Owner and the candidate for more information. A Share Owner who wishes to nominate an individual as a director candidate at the Annual Meeting of Share Owners, rather than recommend the individual to the Compensation and Governance Committee as a nominee, must comply with the advance notice requirements mandated by the Company’s By-laws and further explained in this Proxy Statement under “Share Owner Proposals.”

The Committee’s responsibilities also include making all determinations with respect to the compensation of the Chairman and CEO, reviewing and approving the compensation of all other executive officers in consultation with the CEO, approving awards under stock incentive plans, reviewing and approving the Company’s contribution to its defined contribution retirement plan, and approving targets, certification of target achievement, and authorization of payments under the Company’s Profit Sharing Incentive Bonus Plan. See “Compensation Discussion and Analysis — Compensation Process” for a description of the role of executive officers and compensation consultants in setting compensation for executive officers.

Each of the members of the Compensation and Governance Committee is “independent” as such term for compensation committee members is defined in the listing standards of NASDAQ, each is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code.

Comments from the Committee
The Committee meets regularly in executive sessions. The Committee continues to evaluate and adjust as appropriate Board, CEO, and Executive Officer compensation programs. The Committee is active in review and evaluation of evolving good corporate governance practices as evidenced by its consideration and recommendation of director age and term limits.

Compensation and Governance Committee Interlocks and Insider Participation
None of the Compensation and Governance Committee members has ever been employed as an officer or employee of your Company or any of its subsidiaries, and none of the Compensation and Governance Committee members during fiscal year 2018 were involved in a relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves, or during fiscal year 2018 served, on a board of directors or compensation committee of a company that has an executive officer serving on our Board or the Compensation and Governance Committee.

Director Compensation
Fiscal Year 2018 Compensation to Non-Employee Directors
Directors’ compensation is set by the Board. The level of compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of Kimball Electronics’ size and scope; and the structure of the compensation should be simple, transparent, market-competitive, and easy to understand.
All non-employee directors of your Company received an annual retainer fee of $75,000 plus a $40,000 equity retainer for service in fiscal year 2018. Additionally, the Lead Independent Director of the Board, the Chairperson of the Audit Committee of the Board, and the Chairperson of the Compensation and Governance Committee of the Board each received an additional $10,000 annual retainer fee.
Directors were able to elect to receive all or a portion of their annual, Lead Independent Director, or Chairperson retainers in Common Stock. The $40,000 of annual equity retainer fees are to be paid in shares of the Company’s Common Stock. Effective October 20, 2016, the Board approved a Non-Employee Directors Stock Compensation Deferral Plan (“the Deferral Plan”), which allows non-employee directors to elect to defer all, or a portion of, their stock retainer fees until termination of service from the Board. Shares of Common Stock will be issued either under the Company’s 2014 Stock Option and Incentive Plan or the Non-Employee Directors Stock Compensation Deferral Plan. Directors are also reimbursed for reasonable travel expenses incurred in connection with Board and Committee meeting attendance.
The following Non-Employee Director Compensation Table shows the compensation paid to each non-employee director during fiscal year 2018. Donald D. Charron, Chairman and CEO, is a Director of the Company but does not receive compensation for his services as a Director.
Non-Employee Director Compensation in Fiscal Year 2018

	Fees Earned or	Stock	Total
Name	Paid in Cash ($) (1)	Awards ($) (2)	($)
(a)	(b)	(c)	(h)
Gregory J. Lampert	$85,000	$40,000	$125,000
Colleen C. Repplier	$85,000	$40,000	$125,000
Geoffrey L. Stringer	$75,016	$40,000	$115,016
Gregory A. Thaxton	$85,000	$40,000	$125,000
Thomas J. Tischhauser	$75,018	$40,000	$115,018
Christine M. Vujovich	$75,000	$40,000	$115,000

(1)
Represents fees paid during fiscal year 2018, and includes the following amount of shares for which the director elected to receive Common Stock in lieu of cash: Ms. Repplier 4,218 and Mr. Stringer 3,722. These shares were valued using the per share price of $20.15, the market value for such shares on November 17, 2017. Ms. Repplier elected to defer receipt of all her above shares under the Deferral Plan.

(2)
Represents the value of the equity retainer awards granted during the year which amounted to 1,986 shares for each non-employee director using the per share price of $20.15, the market value for such shares on November 17, 2017. Mr. Lampert, Ms. Repplier, Mr. Thaxton, and Ms. Vujovich elected to have all their fiscal year 2018 equity retainer awards deferred under the Deferral Plan.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions (with an aggregate value of at least $120,000) with the Company in which the director or executive officer or any member of his or her immediate family has an interest. In addition, any transactions with related persons or other circumstances that present potential conflicts of interest are to be reported to the Company’s compliance officer either directly or through an anonymous reporting service. When reported, the transactions or other conflicts are reviewed and approved by the Compensation and Governance Committee, if in the best interests of our Share Owners to do so. None of the Audit Committee, the Compensation and Governance Committee, nor the Board has formal written policies regarding its review and approval of these types of transactions.
There were no such transactions or conflicts reported during fiscal year 2018.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. During the fiscal year ended June 30, 2018, the Audit Committee was comprised of at least three directors as required per the Audit Committee Charter. All members of the Audit Committee meet the independence and experience requirements of The NASDAQ Stock Market LLC and the Securities and Exchange Commission.
Management is responsible for the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) on the Company’s consolidated financial statements.
In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the June 30, 2018 financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee also has received the written disclosures and the letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.
The Audit Committee reviewed the overall scope of the audits performed by the internal auditor and Deloitte. The Audit Committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of the audits of the Company’s consolidated financial statements and the overall quality of the Company’s financial reporting.
It is not the duty of the Audit Committee to perform audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and Deloitte. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and Deloitte. Based upon the Audit Committee’s discussions with management and Deloitte, and the Audit Committee’s review of the representations of management and Deloitte, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018, filed with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE
Gregory A. Thaxton (Chairperson)
Christine M. Vujovich
Geoffrey L. Stringer

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively the “Deloitte Entities”) audited the Company’s financial statements for the fiscal year ended June 30, 2018.
Representatives of the Deloitte Entities will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees

	Deloitte Entities
	2018	2017
Audit Fees(a)	$1,324,277	$1,083,856
Audit-Related Fees(b)	55,965	64,011
Tax Fees(c)	53,267	30,922
All Other Fees	—	—
Total	$1,433,509	$1,178,789

(a)	Audit fees include fees and out of pocket expenses paid or expected to be paid for the audit of the annual financial statements and for the statutory audits of international subsidiaries.

(b)	Audit-related fees consist primarily of fees paid or expected to be paid for the audit of various benefit plans.

(c)	Tax Fees consist of fees paid or expected to be paid for tax compliance and related tax services.
Consideration of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm prior to the services being performed. The Audit Committee has established a pre-approval process for services provided by the independent registered public accounting firm which complies with the requirements of the Sarbanes-Oxley Act of 2002. A description of the pre-approval process is attached to this Proxy Statement as Appendix A. The Audit Committee has considered whether all services provided are compatible with maintaining the independent registered public accounting firm’s independence in accordance with this pre-approval process and has determined that such services are compatible.
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee has selected the Deloitte Entities to be the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2019. They were selected based upon:
• performance on past audits, including the expertise of the engagement team;
• experience, client service, and responsiveness;
• leadership, management structure, and ethical culture; and
• the amount of fees charged in relation to scope of work performed.
Ratification is not required by law or the Company’s By-laws. The Company is submitting the selection of the Deloitte Entities to the owners of our Common Stock for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our Share Owners.
The Board of Directors recommends a vote “FOR” ratification of the selection of the Deloitte Entities as the Company’s independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The Compensation and Governance Committee (the “Committee”) of our Board, which is responsible for overseeing the compensation program for all executive officers, plays a key role in designing and administering the Company’s executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the Committee. The report of the Committee follows this Compensation Discussion and Analysis.
This Compensation Discussion and Analysis provides detailed information regarding our compensation programs and decisions for our chief executive officer, chief financial officer and the three other most highly compensated executive officers, based on their compensation for the fiscal year ended June 30, 2018. These officers are referred to herein as our “named executive officers,” or “NEOs.” Your Company’s NEOs for fiscal year 2018 are Donald D. Charron, Chairman of the Board and Chief Executive Officer; John H. Kahle, Vice President, General Counsel, Chief Compliance Officer, Secretary; Steven T. Korn, Vice President, North American Operations; Michael K. Sergesketter, Vice President, Chief Financial Officer; and Christopher J. Thyen, Vice President, New Platforms.
This Compensation Discussion and Analysis is intended to supplement the more detailed information concerning executive compensation that appears in the “Executive Compensation” section below. Our goal is to provide our Share Owners and the investing public with a better understanding of your Company’s executive compensation practices and the decisions made concerning the compensation payable to our executive officers, including our NEOs.
Compensation Philosophy
Your Company applies a consistent philosophy to compensation for all employees, including management. The goal is to create long-term Share Owner value by:

1.
Rewarding Performance.  All parts of compensation are designed to reward executive performance. Base salary is designed to reward annual achievements, demonstrated leadership abilities, and management experience and effectiveness. All other elements of compensation focus on motivating the executive to grow sales and achieve superior financial results.

2.
Aligning with Share Owners’ Interest.  Your Company’s objective is to align the interests of the executives with our Share Owners by strongly linking compensation to Company financial performance. Improved Company performance leads to improved stock prices and increased Share Owner value.

3.
Retaining Executive Talent.  Your Company’s objective is to retain our executives by using key elements of compensation that provide better opportunity for financial rewards when compared to other similar professional opportunities.

Components of Compensation
Your Company’s compensation program is comprised of the following primary components: (i) annual cash compensation, which includes base salary and performance-based cash incentive compensation, and (ii) long-term performance-based stock incentive compensation, each of which is described below.

Compensation Component	Purpose	Link to Compensation Philosophy
Annual base salary
To provide an appropriate level of fixed compensation that will promote executive recruitment and retention based on business responsibilities, personal performance during the prior year, and leadership qualities.
Rewards performance. Retains executive talent.
Performance-based cash incentive compensation	Variable component used to incentivize, motivate, and link compensation with the company’s financial success.	Rewards performance. Aligns interests with Share Owners’ interests. Retains executive talent.
Long-term performance-based stock incentive compensation	To motivate officers and key managers to focus on long-term financial performance of the Company.	Rewards performance. Aligns interests with Share Owners’ interests. Retains executive talent.
Additional discretionary cash and/or stock compensation	To recognize individual achievement in special situations.	Rewards performance. Retains executive talent.

Total Direct Compensation
The following chart illustrates the allocation of fiscal year 2018 realized compensation for each NEO among each of the major compensation components.

The amounts in the above graph represent actual compensation realized in fiscal year 2018 as follows:

•
Performance-Based Stock is the actual value of long-term performance shares earned during fiscal year 2018, based on the number of shares earned as calculated under the Incentive Bonus Plan and achievement of sales growth goals multiplied by the average of the high and low price of the Company’s Common Stock of $19.85 on August 20, 2018.

•	Performance-Based Cash is the actual amount of cash incentive compensation earned during fiscal year 2018, pursuant to the Company’s Incentive Bonus Plan.

•
Non-Performance-Based Compensation consists of base salary received in fiscal year 2018 and all other components of compensation that are valued the same as reported in the Summary Compensation Table that appears on page 29.

In making executive compensation decisions, the Committee does not have a specific policy for allocating the amount of compensation among the compensation components, but seeks to target each NEO’s total compensation opportunity to the level the Committee considers market competitive and reflective of individual performance.

Compensation Decisions
The annual compensation of our NEOs is based upon the process described below in the “Compensation Process” section of this Compensation Discussion and Analysis and consists of components as delineated in the “Components of Compensation” section. The Committee does not utilize any specific target or formula for the NEOs’ total compensation.
The Committee took the following actions during fiscal year 2018 and early fiscal year 2019 in regards to NEO compensation.

Date	Action Taken
August 2017
• Awarded long-term performance share opportunities for fiscal year 2018.

• Certified fiscal year 2017 economic profit results and sales growth attainment, resulting in issuance of long-term performance shares and Incentive Bonus Plan payments.

February 2018	• Reviewed and approved compensation of NEOs.
July 2018
• Awarded long-term performance share opportunities for fiscal year 2019.

• Certified fiscal year 2018 economic profit results and sales growth attainment, resulting in issuance of long-term performance shares and Incentive Bonus Plan payments.

Annual Cash Compensation
1. Base Salary.  Base salaries for our NEOs are based upon the scope of their responsibilities, their performance, the period over which they have performed those responsibilities, and other subjective factors as noted below in the “Compensation Process” section of this Compensation Discussion and Analysis. Decisions regarding salary increases or decreases take into account the executive’s current salary and market benchmarks. Base salaries of the Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”) are reviewed as appropriate by the Committee, and the Committee makes adjustments as it deems necessary. Base salaries of our other executive officers are reviewed by the CEO on an annual basis. Adjustments to the base salaries of our other executive officers are initiated by the CEO and approved by the Committee. Fiscal year 2019 base salaries were increased modestly for most NEOs compared to fiscal year 2018. Annualized base salaries in effect as of the date of this Proxy Statement and the percentage change from annualized base salaries in effect as of the date of last year’s proxy statement, for each of our NEOs were as follows:

Named Executive Officer	Annualized Base Salary	% Increase
Donald D. Charron	$692,441	2.5%
John H. Kahle	$397,800	—%
Steven T. Korn	$315,297	2.5%
Michael K. Sergesketter	$312,878	3.0%
Christopher J. Thyen	$294,899	2.5%
2. Cash Incentive Compensation.  Executive officers and full-time salaried employees are eligible to participate in the Incentive Bonus Plan which provides participants with an opportunity to receive a cash payment if certain profitability levels (tiers) for the fiscal year are achieved. The Incentive Bonus Plan measures economic profit at two levels within the Company: (1) worldwide for Company-wide performance (“Worldwide”); and (2) at a business unit level for the performance of designated operations within the Company (“Business Unit”).
The goal of the Incentive Bonus Plan is to link compensation with the long-term financial success of the Company. A key aspect of the Plan to accomplish this goal includes the fact that all full-time salaried employees participate in the same Incentive Bonus Plan which puts all management employees in the same position to encourage growth of economic profit. Another key aspect is bonus compensation represents a significant part of a Plan participant’s total compensation, thus putting more compensation “at-risk” and giving them greater incentive to improve economic profit and increase their total compensation.

The Incentive Bonus Plan establishes potential cash incentive amounts as a range of percentages of the participant’s salary, with the payout percentage increasing with higher levels of profitability. The Incentive Bonus Plan also establishes different payout percentage ranges across several participant categories, setting higher payout percentage ranges for participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company’s profitability. The following matrix summarizes the cash incentive payout percentages at each economic profit tier for the various participant categories:

Economic Profit	Participant Categories
Tiers	1	2	3	4	5	6	7	8
1	100%	80%	60%	50%	40%	30%	20%	10%
2	80%	60%	45%	35%	30%	22%	15%	7%
3	60%	40%	30%	25%	20%	15%	10%	5%
4	40%	20%	15%	12%	10%	7%	5%	3%
5	20%	10%	8%	6%	5%	4%	3%	2%
6	0%	0%	0%	0%	0%	0%	0%	0%
For a particular fiscal year, the Committee sets each tier to a specific amount of economic profit. Economic profit is equal to the amount of net income less the cost of capital. The cost of capital represents the economic cost of a reasonable return on capital that is used in the business. New capital expenditures are excluded in computing the cost of capital for an appropriate period of time (currently 12 months) to encourage needed capital investments. Separate economic profit tiers are set for the Worldwide and Business Unit plans. The economic profit tiers are set by the Committee after considering many factors, including comparisons to economic performance of numerous public companies. The economic profit tiers are established so that performance attained between the tier 4 and tier 3 levels approximates the median economic profitability performance of these public companies. Achievement of a 100% cash incentive payout for executive officers is very difficult because the Incentive Bonus Plan is designed to pay maximum cash incentives only if the Company achieves economic profitability near the top quartile of these public companies. The Committee approves the economic profit tiers within 90 days after the commencement of each fiscal year, usually in late July or early August. The Committee may, within such 90-day time period, make adjustments for non-operating income and loss and other profit-computation elements as it deems appropriate to provide optimal incentives for eligible employees. While the Committee may make adjustments beyond the 90-day period, any such adjustments will not be applicable to our NEOs.
Our NEOs are in participant category 1 and thus may earn cash incentives anywhere from zero up to 100% of base salary. The Committee has set the target cash incentive for our NEOs at approximately 40% (tier 4 level) which is a cash incentive payout reflecting our desired level of compensation at risk. During fiscal year 2018, all NEOs participated at the Worldwide level. For the past four years subsequent to the spin off, cash incentive payouts averaged 70% for the Worldwide plan.
At the end of each fiscal year, but before cash incentives under the Incentive Bonus Plan may be paid, the Committee certifies the actual economic profit that was achieved and approves the payment of the cash incentive. The Committee does not have the discretion to increase, but can decrease, the amount of any cash incentive for NEOs under the Incentive Bonus Plan. There were no decreases in fiscal year 2018.
Cash incentives earned under the Incentive Bonus Plan for a particular fiscal year are accrued annually and paid in five installments over the succeeding fiscal year with 50% payable in August and 12.5% payable in each of the following months of September, January, April, and June. Cash incentives totaling less than $2,000 are paid in a lump sum in August. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid installments. If a participant’s termination of employment is caused by retirement, death, disability, or certain other circumstances described in a participant’s employment agreement, the participant (or beneficiary, in the event of the participant’s death) will be entitled to receive all cash incentive payments for the previous fiscal year and a pro rata share for the current fiscal year, all to be paid in full within 2 1/2 months after the end of the Company’s fiscal year.
Based upon the fiscal year 2018 economic profit results, our NEOs will each receive a payout of 68% of their fiscal year 2018 base salary under the Incentive Bonus Plan.

Stock Compensation
The Company’s 2014 Stock Option and Incentive Plan (the “2014 Plan”) permits a variety of stock incentive benefits consisting of restricted stock, restricted share units, unrestricted share grants, incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, and performance units. The Committee granted performance shares during fiscal year 2018. The Committee’s view is that performance shares represent one of the more effective forms of stock incentive compensation available under the 2014 Plan by tying compensation directly to the economic profitability of the Company.

Performance Shares
Performance shares consist of a long-term award with one-third (1/3) of the award vesting annually over the succeeding three-year period. Prior to fiscal year 2019, these awards were approved by the Committee in June of each fiscal year. In June 2018, we changed our grant timing policy to grant performance shares in the July/August time frame. The new grant timing was intended to allow sufficient time to determine year-end financial results and determine both performance share awards and grants at the same time in order that participants can compare their awards for the upcoming fiscal year with those achieved in the prior fiscal year. The performance share awards set forth the maximum number of shares of your Company’s stock which the participant is eligible to receive if the applicable profitability levels and sales growth goals for the fiscal year have been achieved. The maximum number of shares awarded to each of our NEOs is determined by the Committee based upon the relative level of responsibilities of the NEOs and within an overall projected total cost of the awards based upon anticipated financial performance for the upcoming fiscal year, as well as the other subjective factors noted below in the “Compensation Process” section of this Compensation Discussion and Analysis.
Shares ultimately earned from long-term performance share awards, for all our NEOs, have been 100% of the shares awarded for the past three years.
The long-term performance share awards act as an incentive for longer term stock price appreciation by driving higher profits, which creates higher cash incentive percentages and greater payouts to the participants. The NEOs have no voting or dividend rights with respect to the performance shares until earned.
Based upon the fiscal year 2018 economic profit results, our NEOs were issued the following shares applicable to fiscal year 2018 performance under the 2014 Plan:

Named Executive Officer	FY 2018 LTPS Grant (Shares Issued) (1)
Donald D. Charron	74,351
John H. Kahle	26,802
Steven T. Korn	15,493
Michael K. Sergesketter	14,948
Christopher J. Thyen	14,590
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
The “Stock Awards” column of the Summary Compensation Table on page 29 includes the targeted value of performance shares granted during fiscal year 2018, estimated based on an assumed payout at a target (Tier 4) level of our Incentive Bonus Plan, achievement of the sales growth attainment component, and using the share price as of the date granted, which was $18.30 as reported by NASDAQ on August 21, 2017. The performance share awards granted in August 2018 will be earned based on fiscal year 2019 performance and therefore are not included in the table below.
The table below compares that targeted value with the actual value of performance shares earned during fiscal year 2018 as set forth above, based on the number of shares earned as calculated under the Incentive Bonus Plan and the average of the high and low price of the Company’s Common Stock as reported by NASDAQ for the August 20, 2018 vesting date, which was $19.85.
We are providing this information to give additional context to the fiscal year 2018 compensation of our NEOs by showing the impact that our actual fiscal 2018 financial performance and change in share price had on the value of realized compensation.

	Performance Shares
Named Executive Officer	Targeted Value for August 2017 Awards	Realized (Earned and Vested Value)	Realized Value as a Percentage of Targeted Value
Donald D. Charron	$1,360,623	$1,475,789	108.5%
John H. Kahle	$490,477	$531,992	108.5%
Steven T. Korn	$283,522	$307,520	108.5%
Michael K. Sergesketter	$273,548	$296,702	108.5%
Christopher J. Thyen	$266,997	$289,596	108.5%

The maximum number of shares granted in August 2018 for the fiscal year 2019 performance period to each of our NEOs under the 2014 Plan was as follows:

Named Executive Officer	FY 2019 LTPS Award (Maximum # of Shares)
Donald D. Charron	65,692
John H. Kahle	16,746
Steven T. Korn	13,181
Michael K. Sergesketter	12,934
Christopher J. Thyen	12,351
Other Compensation and Employee Benefits
Retirement Plan
Our NEOs participate in a defined contribution, participant-directed retirement plan in which all domestic employees are eligible to participate (the “Retirement Plan”). The Retirement Plan is intended to attract employees and promote employee retention by providing a long-term savings opportunity. The Retirement Plan provides for voluntary employee contributions as well as a discretionary annual Company contribution as determined by the Committee. The Committee considers Company profitability among other factors when determining the contribution. The total Company contribution is allocated based upon the total eligible compensation of eligible participants. Each eligible participant’s Company contribution percentage is identical, including our NEOs. The Company’s contribution percentage for fiscal year 2018 was approximately 3% of eligible compensation, up to the annual compensation limit under Section 401(a) of the Internal Revenue Code. Participant contributions are fully vested immediately and Company contributions are fully vested after five years of participation according to the following schedule. All NEOs are fully vested in the Retirement Plan as they have been participants for greater than five years.

Years of Vesting Service	Vested Percentage
Less than 1	0%
1	10%
2	20%
3	40%
4	60%
5	100%

The Retirement Plan is fully funded and participants may choose to invest their balances among any combination of the following investment options shown in the table below. The annual return of each fund for the year ended June 30, 2018 is included in the table below.

Fund Name	Asset Class	AATR (1 year) 7/1/17 - 6/30/18
American Funds AMCAP R6	Large Growth	20.96%
Small-Cap Index Fund Adm	Domestic Stock Funds	16.48%
Kimball Electronics	Company Stock	1.38%
International Growth Adm	International Stock Funds	19.99%
Inst Index Fund Inst	Large Blend	14.33%
Retire Savings Trust III	Short Term Reserves	2.05%
Prime Money Mkt Fund	Short Term Reserves	1.43%
Inst Target Ret 2065 Fund	Balanced Funds (Stocks and Bonds)	-
Inst Target Ret 2040 Fund	Balanced Funds (Stocks and Bonds)	10.15%
Inst Target Ret 2045 Fund	Balanced Funds (Stocks and Bonds)	10.62%
Inst Target Ret 2050 Fund	Balanced Funds (Stocks and Bonds)	10.58%
Inst Target Ret 2055 Fund	Balanced Funds (Stocks and Bonds)	10.59%
Inst Target Ret 2060 Fund	Balanced Funds (Stocks and Bonds)	10.49%
Inst Target Ret 2035 Fund	Balanced Funds (Stocks and Bonds)	9.33%
Inst Target Ret 2030 Fund	Balanced Funds (Stocks and Bonds)	8.51%
Inst Target Ret 2025 Fund	Balanced Funds (Stocks and Bonds)	7.63%
Inflation-Protect Sec Adm	Bond Funds	1.89%
Inst Target Ret 2020 Fund	Balanced Funds (Stocks and Bonds)	6.71%
Inst Target Ret 2015 Fund	Balanced Funds (Stocks and Bonds)	5.48%
Inst Target Ret Inc Fund	Balanced Funds (Stocks and Bonds)	4.00%
Real Estate Index Admiral	Real Estate	2.29%
Windsor II Fund Adm	Domestic Stock Funds	7.60%
Vulcan Value Prtnrs SmCap	Small Blend	6.03%
Met West Total Rt Bd Inst	Intermediate-Term Bond	-0.17%
Total Bond Mkt Index Inst	Bond Funds	-0.52%
Total Intl Stock Ix Admiral	International Stock Funds	7.10%

AATR: Average annual total returns
For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. See the following “Nonqualified Deferred Compensation” section.
Nonqualified Deferred Compensation
For our NEOs, other executive officers, and other key employees who are deemed to be highly compensated under the 1986 Tax Reform Act, there is a fully-funded, nonqualified, Supplemental Employee Retirement Plan (“SERP”) under which your Company contributes to the account of each participant an amount equal to the reduction in their Company contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. In addition, participants may voluntarily defer up to 50% of their eligible compensation under the SERP. A participant’s deferrals are fully vested. Company contributions are subject to the same vesting schedule as the Retirement Plan, and are made within 2½ months after the end of the fiscal year. The Company’s contribution percentage for fiscal year 2018 was approximately 3% of eligible compensation in excess of the annual compensation limit under Section 401(a) of the Internal Revenue Code. Investment options are the same as those under the Retirement Plan except for the exclusion of the Stable Value and Company Stock Funds and the addition of a Money Market Fund. Payments of a participant’s elective deferrals and Company contributions are made as elected by the participant in lump sum or in installment payments over a period of 5 or 10 years commencing upon retirement or termination of employment, whichever occurs first. These amounts may be paid earlier in the event of death of the participant or an unforeseen emergency affecting the participant as determined by the committee appointed to administer the SERP. The SERP is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The assets of the SERP are held in a grantor trust in what is commonly referred to as a “rabbi trust” arrangement. This means that the assets of the SERP are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency. For more information about amounts deferred by the NEOs, see the Nonqualified Deferred Compensation Table in this Proxy Statement.

Other Compensation
The Company provides our NEOs with other benefits, which the Committee believes are reasonable, competitive and consistent with the Company’s overall compensation program directives. They are designed to promote the executives’ physical and mental well-being in order to help them function more effectively in their respective positions.
These benefits and the rationale for providing each are as follows:

Benefit	Rationale
Financial Counseling	Aid personal financial planning through expert advice to properly manage financial affairs.
Tax Preparation	Assist in accurate preparation of personal income tax filings.
Executive Preventive Healthcare Program	Maintain health of executive and primary personal support person to permit peak performance.
Medical Reimbursement	Promote seeking of proper medical care by reducing potential financial barriers.
No loans of Company funds have ever been made to any executive officer for any purpose. The exact amounts received from these benefits are not predetermined.
Employment and Severance Agreements
The Company has entered into written employment agreements with each of the NEOs. These employment agreements were intended to bring the Company more in line with competitive practices within the industries in which it operates and were designed to enhance the retention of executives and protect the interests of the Company by way of covenants not to compete. The agreements do provide for acceleration of certain benefits and payment of severance in certain circumstances, as described in the section entitled “Executive Compensation — Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control” section of this Proxy Statement.
Compensation Process
The Committee sets the Chairman and CEO’s compensation and approves the compensation of the other executive officers in consultation with the Chairman and CEO who directly supervises those executive officers throughout the year. The Committee gives significant consideration to the recommendation of the Chairman and CEO, but the final compensation decisions affecting our executive officers are within the Committee’s discretion. No other roles are taken by the executive officers in setting their compensation, except for discussion of their individual performance with the Chairman and CEO.
Judgment is used in making compensation decisions. Flexibility is critical in the assessment process to allow for adjustments due to new business conditions and to adjust for the evolving business environment. There is no predetermined formula for allocating compensation between cash and non-cash, current and long-term, or fixed and variable elements.
Key considerations affecting the determination of executive compensation include:

1.	Responsibilities — the scope and breadth of the duties and level of responsibility undertaken.

2.	Leadership — demonstrated ability to lead an organization.

3.	Performance — with an emphasis on consistent, sustained performance.

4.	Potential — demonstrated capacity to grow into more responsible leadership positions.

5.	Execution of Strategy — record of getting things done according to plans.

6.	Personal Development — demonstrated willingness to learn and grow professional and leadership skills.

7.	Promotion of Company Culture and Values — demonstrated commitment to modeling of Company Mission and Guiding Principles and ethical behavior.

8.	Company Results — demonstrated teamwork and support of Company goals and performance.

9.	Benchmarking — comparison of executive compensation to industry or other relevant compensation benchmarks.

10.	Retention — compensation at sufficient levels to retain talented executives.
During fiscal year 2018, the Committee engaged Mercer Consulting (“Mercer”), a compensation consultant, to provide compensation data to be used in setting executive compensation. Mercer was instructed to provide data on base pay, stock awards, and other forms of compensation awarded at comparable companies as chosen by Mercer, in their discretion, based upon their expertise in the executive compensation field. This information was used only as a reference by the Committee when making compensation decisions to ensure that the types and amounts of executive compensation were reasonable and competitive.

Tax and Accounting Considerations
Section 162(m)
The Committee has considered the potential effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of non-performance-based executive compensation in excess of $1,000,000 paid to our NEOs covered under the law. LTPS awards and cash incentives paid under the Incentive Bonus Plan are designed to be deductible as qualified performance-based compensation under Section 162(m) when they are paid to the NEOs. Our NEOs received compensation during fiscal year 2018 which was not considered performance-based compensation, including base salaries and other compensation. The Committee will continue to monitor your Company’s compensation program in relation to Section 162(m).
Section 409A
Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain additional taxes, penalties and interest. The Company intends for, but does not currently require, its nonqualified deferred compensation arrangement to meet the effective requirements of Section 409A.
Recovery of Compensation from Executive Misconduct
The Company has adopted a “Claw Back” policy providing that if the Company determines that an executive officer has engaged in fraudulent or intentional misconduct, resulting in a restatement of the Company’s financial results, the executive would be obligated and the Company would take all possible actions to recover any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than the amount that would have been paid or awarded if calculated based on the restated financial results.

REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE
The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year 2018 and this Proxy Statement. This report is provided by the following independent directors who comprise the Committee: Gregory J. Lampert (Chairperson), Colleen C. Repplier, and Thomas J. Tischhauser.

COMPENSATION RELATED RISK ASSESSMENT
The Board believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation and Governance Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.
The Compensation and Governance Committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	the Incentive Bonus Plan’s focus on the long-term financial success of the Company, as well as the payout over the subsequent fiscal year, discourages short-term risk taking;

•	Incentive Bonus Plan profitability tiers are appropriately set to calibrate payouts at the targeted cash incentive level to the median levels of peer group performance;

•	performance share awards are appropriately linked to profitability; and

•	equity ownership guidelines discourage excessive risk taking.
Furthermore, as described under “Compensation Discussion and Analysis-Compensation Process,” compensation decisions include judgment by the Committee, which mitigates the influence of purely objective calculations on excessive risk taking. The Compensation and Governance Committee reviews the Company’s compensation policies and practices on an annual basis to consider how effectively the policies and practices are providing incentives at an appropriate level of risk to executive employees.

EXECUTIVE COMPENSATION
The Company believes in an incentive compensation system that applies to all employees, including management, based upon the fundamental philosophies of rewarding performance, aligning with Share Owners’ interests by directly linking compensation to financial performance, and talent retention. For management, the system includes three components: a base salary, and performance-based cash and stock incentive compensation. The incentive components are pegged to attainment of economic profit, which includes a cost of capital component, and subsequent to fiscal year 2016, the stock compensation incentive also includes a sales growth component, both as compared to specific goals.
The Company previously was, but beginning on June 30, 2018, is no longer an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. Pursuant to the federal securities laws, we are not required to include a pay ratio disclosure under Item 402(u) of Regulation S-K in this proxy statement, but expect to do so for the first time in the proxy statement for our 2019 Annual Meeting of Share Owners.

Summary Compensation Table
The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to our chairman of the Board and chief executive officer, chief financial officer, and the three other most highly compensated executive officers, for or during the years ended June 30, 2018, 2017, and 2016. These officers are referred to herein as our “named executive officers,” or “NEOs.”
The Summary Compensation Table appearing below contains values calculated and disclosed according to SEC reporting requirements. The “Stock Awards” column reflects awards with a grant date during each fiscal year. No awards were granted in fiscal year 2017 as the Company changed its timing of granting awards from the fourth quarter of the previous fiscal year to the first quarter of the fiscal year in which the service period begins to align the granting of the shares earned in the prior fiscal year with the stock awards for the current fiscal year.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($) (1)	($) (2)	($) (3)	($)
Donald D. Charron	2018	$678,800	$1,360,623	$461,584	$40,406	$2,541,413
Chairman of the Board and Chief Executive Officer	2017	$662,264	$—	$443,717	$40,382	$1,146,363
	2016	$645,996	$811,466	$400,518	$35,124	$1,893,104
John H. Kahle	2018	$397,800	$490,477	$270,504	$46,747	$1,205,528
Vice President, General Counsel, Chief Compliance Officer, Secretary	2017	$397,800	$—	$266,526	$41,784	$706,110
	2016	$397,800	$403,307	$246,636	$27,731	$1,075,474
Steven T. Korn	2018	$309,234	$283,522	$210,279	$16,440	$819,475
Vice President, North American Operations	2017	$301,075	$—	$201,720	$15,259	$518,054
	2016	$290,322	$169,994	$180,000	$14,284	$654,600
Michael K. Sergesketter	2018	$305,693	$273,548	$207,871	$31,332	$818,444
Vice President, Chief Financial Officer	2017	$292,104	$—	$195,710	$22,670	$510,484
	2016	$267,824	$163,886	$166,051	$23,476	$621,237
Christopher J. Thyen	2018	$289,228	$266,997	$196,675	$24,686	$777,586
Vice President, New Platforms	2017	$278,768	$—	$186,775	$31,266	$496,809
	2016	$267,778	$161,654	$166,022	$19,019	$614,473

(1)	Stock awards consist of performance shares:

•
The compensation reported in the above table represents targeted performance share compensation for each of our NEOs, which does not reflect compensation actually received or earned by the NEOs in the respective years. The amounts included above represent the value at the grant date based upon the probable outcome of the performance conditions, which is estimated based on a payout at the target (Tier 4) level and sales growth attainment or 100% of the maximum award opportunity for Long-Term Performance Shares (“LTPS”).

•
The performance shares awarded that will be reported for fiscal year 2019 as valued on the August 20, 2018 grant date based upon the probable outcome of the performance conditions were for Mr. Charron $1,317,125, for Mr. Kahle $335,757, for Mr. Korn $264,279, for Mr. Sergesketter $259,327, and for Mr. Thyen $247,638.

•
In June 2017, the Company changed its award timing policy to award performance shares in August to align the granting of the shares earned in the prior fiscal year with the stock awards for the new fiscal year. The prior policy awarded performance shares in June. This transition eliminated the amounts reported in the “Stock Awards” column for 2017 as these awards are reported as fiscal year 2018 awards. The grant date fair value of the maximum number of performance shares that could have been earned in fiscal year 2018 was $1,360,623 for Mr. Charron, $490,477 for Mr. Kahle, $283,522 for Mr. Korn, $273,548 for Mr. Sergesketter, and $266,997 for Mr. Thyen. The grant date fair value of the maximum number of performance shares that could have been earned in fiscal year 2017 was $811,466 for Mr. Charron, $403,307 for Mr. Kahle, $169,994 for Mr. Korn, $163,886 for Mr. Sergesketter, and $161,654 for Mr. Thyen. The grant date fair value of the maximum number of performance shares that could have been earned in fiscal year 2016 was $741,365 for Mr. Charron, $564,290 for Mr. Kahle, $158,035 for Mr. Korn, $153,224 for Mr. Sergesketter, and $153,784 for Mr. Thyen.

•
The assumptions used to calculate the grant date fair values are set forth in Note 8 - Stock Compensation Plans to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

(2)
Amounts consist of cash incentive compensation earned for services rendered in the applicable fiscal year. The amounts are paid in five installments over the succeeding fiscal year, pursuant to the Incentive Bonus Plan, with 50% payable in August and 12.5% payable in each of the following months of September, January, April, and June.

(3)
Includes benefits received by the NEOs from executive financial services programs, supplemental medical reimbursement, the value of the services and related benefits provided pursuant to the Executive Preventive Healthcare Program, Company contributions earned for the Retirement Plans and SERP plans, and de minimus Christmas bonus and life insurance premiums paid by the Company. SERP and Retirement Plan Company contribution amounts earned for fiscal year 2018 for Messrs. Charron, Kahle, Korn, Sergesketter, and Thyen were $34,212, $20,049, $15,585, $15,407, and $14,577, respectively.

See the Compensation Discussion and Analysis in this Proxy Statement for further information about the material terms of the NEOs’ compensation plans.

Grants of Plan-Based Awards in Fiscal Year 2018

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards (3)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)	(l)
Donald D. Charron
Incentive Bonus Plan		$—	$271,520	$678,800
LTPS(4)	08/21/17				—	74,351	74,351	$1,360,623
John H. Kahle
Incentive Bonus Plan		$—	$159,120	$397,800
LTPS(4)	08/21/17				—	26,802	26,802	$490,477
Steven T. Korn
Incentive Bonus Plan		$—	$123,694	$309,234
LTPS(4)	08/21/17				—	15,493	15,493	$283,522
Michael K. Sergesketter
Incentive Bonus Plan		$—	$122,277	$305,693
LTPS(4)	08/21/17				—	14,948	14,948	$273,548
Christopher J. Thyen
Incentive Bonus Plan		$—	$115,691	$289,228
LTPS(4)	08/21/17				—	14,590	14,590	$266,997
(1) Represents potential cash incentive payments under the Incentive Bonus Plan with respect to fiscal year 2018 performance. The awards do not contain minimum thresholds. The target amount is determined based on a payout at the Tier 4 level (40%) of base salary. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts under the Incentive Bonus Plan for fiscal year 2018 performance. See “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Annual Cash Compensation — Cash Incentive Compensation” for additional information regarding the terms of the Incentive Bonus Plan.
(2) Represents LTPS awards issued pursuant to the 2014 Stock Option and Incentive Plan. The awards do not contain minimum thresholds. The target amount is determined based on a payout at the Tier 4 level and sales growth attainment which is 100% of the maximum award opportunity. See “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Stock Compensation — Performance Shares” for additional information regarding the terms of performance share awards.
(3) Amounts represent the grant date fair value of the target number of performance shares granted calculated using the closing price of the Company’s Common Stock of $18.30 as reported by NASDAQ on the grant date of August 21, 2017.
(4) LTPS awards represent the tranches of performance shares awarded during fiscal year 2014 through 2018, which could be earned for the fiscal year 2018 performance period. Based on fiscal year 2018 performance, each of the NEO’s earned the maximum amount of shares awarded for fiscal year 2018.

Outstanding Equity Awards at Fiscal Year End 2018

	Stock Awards
	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(1)	($)(2)
Donald D. Charron	140,479	$2,570,766
John H. Kahle	43,649	$798,777
Steven T. Korn	28,713	$525,448
Michael K. Sergesketter	27,904	$510,643
Christopher J. Thyen	26,978	$493,697
(1) Unearned and unvested equity incentive plan awards consist of the following:

	Stock Award and Initial Grant Date
Name	LTPS 8/21/2017	LTPS 6/29/2016	LTPS 6/29/2015	LTPS 6/26/2014	LTPS 8/12/2013
Donald D. Charron
Shares (#)	49,652	52,863	15,344	13,192	9,428
Vesting Date(s)	(a)	(b)	8/20/2018	(b)	8/20/2018
John H. Kahle
Shares (#)	8,455	9,227	3,347	13,192	9,428
Vesting Date(s)	(a)	(b)	8/20/2018	(b)	8/20/2018
Steven T. Korn
Shares (#)	9,934	10,556	3,684	2,638	1,901
Vesting Date(s)	(a)	(b)	8/20/2018	(b)	8/20/2018
Michael K. Sergesketter
Shares (#)	9,810	10,195	3,360	2,638	1,901
Vesting Date(s)	(a)	(b)	8/20/2018	(b)	8/20/2018
Christopher J. Thyen
Shares (#)	9,292	9,749	3,398	2,638	1,901
Vesting Date(s)	(a)	(b)	8/20/2018	(b)	8/20/2018

(a)	Three remaining annual vesting dates beginning 8/20/2018

(b)	Two remaining annual vesting dates beginning 8/20/2018
LTPS awards represent the number of shares available for issuance pursuant to performance share awards assuming the targeted performance. At the targeted performance level, 100% of the shares eligible to be received under the LTPS award would be issued. The initial grant date shown is the grant date of the initial annual tranche of the award. The 8/21/2017, 6/29/2016, and 6/29/2015 LTPS awards are three-year awards and each of the remaining LTPS awards are five-year awards. The remaining tranches for each LTPS award listed above will have grant dates occurring annually at the beginning of each performance period at approximately the same date each year.
(2) Calculated using the $18.30 closing price of KE Common Stock as reported by NASDAQ on June 30, 2018.
Option Exercises and Stock Vested in Fiscal Year 2018

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Name
(a)	(d)	(e)
Donald D. Charron	67,230	$1,238,713
John H. Kahle	33,414	$615,653
Steven T. Korn	14,084	$259,498
Michael K. Sergesketter	13,578	$250,175
Christopher J. Thyen	13,393	$246,766

(1)
Shares acquired upon vesting during fiscal year 2018 include tranches of current and prior years LTPS awards granted on June 29, 2016 and issued on August 21, 2017. Shares have not been reduced by the following shares withheld to satisfy tax withholding obligations: Mr. Charron 25,801 shares; Mr. Kahle 10,552 shares; Mr. Korn 4,448 shares; Mr. Sergesketter 4,288 shares; and Mr. Thyen 4,230 shares.

(2)
The value realized is calculated by multiplying the average of the high and low price of our Common Stock as reported by NASDAQ on the August 21, 2017 vesting date of $18.425 by the number of shares that vested.

Nonqualified Deferred Compensation in Fiscal Year 2018

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Donald D. Charron	$76,770	$23,789	$33,972	$—	$3,148,992
John H. Kahle	$64,923	$11,268	$39,804	$—	$1,616,995
Steven T. Korn	$30,668	$6,338	$16,011	$—	$640,932
Michael K. Sergesketter	$24,496	$5,651	$12,210	$—	$644,057
Christopher J. Thyen	$47,579	$5,250	$32,428	$—	$1,243,454

(1)	These amounts are included in the fiscal year 2018 amounts in the “Salary” column of the Summary Compensation Table.

(2)	Represents Company contributions paid in September 2017, which are included in the fiscal year 2017 amounts in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Earnings do not represent above-market or preferential rates and are not included in the Summary Compensation Table for fiscal year 2018 or prior years.

(4)
The Aggregate Balance is the balance in the NEO’s SERP account as of June 30, 2018. The balance includes executive contributions in fiscal year 2018 and prior fiscal years, which are included in the “Salary” column of the Summary Compensation Table. The balance also includes Company contributions in fiscal year 2018 and prior fiscal years, which are included in the “All Other Compensation” column of the Summary Compensation Table.

Activity disclosed in the table above relates solely to the Company’s SERP which is its only nonqualified deferred compensation arrangement for executive officers. See the “Components of Compensation — Other Compensation and Employee Benefits — Nonqualified Deferred Compensation” section of the Compensation Discussion and Analysis for further information about the material terms of the SERP.
Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control
Your Company has outstanding Employment Agreements with Messrs. Charron, Kahle, Korn, Sergesketter, and Thyen, which were effective on June 30, 2018. Each of the Employment Agreements with our executive officers is in the same form. Pursuant to the Employment Agreements, if the executive’s employment is terminated by the Company without Cause (as defined below) or by the executive for Good Reason (as defined below), the Company will provide compensation and benefits to the executive as follows:

(i)	base salary through the date of termination of employment;

(ii)
(a) unless the executive’s termination occurs during the one-year period before a Change in Control (as defined below) of the Company or during the two-year period following a Change in Control, severance pay equal to the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment, plus a reimbursement payment of $50,000 (subject to cost-of-living adjustment) in lieu of continued welfare and fringe benefits; or

(b) if the executive’s termination occurs during the one-year period preceding a Change in Control or the two-year period following a Change in Control, severance pay equal to two times the amount determined in (ii)(a) above;

(iii)	reimbursement for up to $25,000 of the costs of outplacement services during the first twelve months following the termination date;

(iv)	Service-Based Incentive Plan Rights. As of the Termination Date,
(a) Executive’s Options and related Stock Appreciation Rights awarded under the 2014 Stock Option and Incentive Plan will become fully vested and exercisable; and
(b) The restricted period will end for executive’s Restricted Shares awarded under the Equity Plan; as soon as practicable within sixty (60) days following the termination date, the Company will make a single payment to executive, equal to the aggregate value of all benefits under the plans identified in this subsection (iv), in the form of cash, shares, or a combination of cash and shares, as determined by the compensation committee of the Board of Directors, in its sole discretion. That single payment will constitute payment in full and complete satisfaction of executive’s rights and benefits under all of executive’s award agreements and the applicable plans.

(v)	Performance-Based Incentive Plan Rights.
(a) After the termination date, executive will continue to have the same rights to the Performance Shares or Performance Units awarded under the 2014 Stock Option and Incentive Plan to the same extent as immediately before the termination date. Executive will become vested in and receive payment of benefits under the plan in the same amounts and at the same times as if executive had continued in active employment through the end of the applicable performance periods and vesting dates.
(b) After the termination date, the Company will pay the executive any unpaid bonus amounts under the Profit Sharing Incentive Bonus Plan, or any subsequent replacement plan, due for the fiscal year immediately preceding the termination date and a prorated amount of the bonus for bonus period in which the termination date occurs. The prorated bonus payment will be in an amount equal to the product of (i) the bonus otherwise payable for the bonus period and (ii) a fraction, the numerator of which is the number of days from the first day of the bonus period to the last day of employment, and the denominator of which is the number of days in the bonus period. Executive will receive payments under the plan at the same times as if the executive had continued in active employment through the end of the applicable performance periods.

(vi)	payment of all SERP benefit amounts, which will become fully vested.
“Cause” means a determination, by at least three-quarters of the members of the Board, that one or more of the following has occurred:

•
the executive’s willful and continued failure to perform substantially the duties of executive’s position or to follow lawful instructions of a senior executive or the Board that continues for five days after the executive receives written notice identifying such failure;

•	the executive’s conviction of a felony or of another crime that reflects adversely on the Company;

•	the executive’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude; or

•	the executive’s material breach of his obligations under the employment agreement.
“Good reason” means one or more of the following has occurred:

•	a material adverse change in the nature or scope of the executive’s responsibilities;

•	a reduction in the executive’s salary rate or target cash incentive amount;

•	a reduction of 5% or more in the aggregate benefits provided to the executive and his dependents under the Company’s employee benefit plans;

•	a significant diminution in the executive’s position, authority, duties, or responsibilities;

•	a relocation of the executive’s principal site of employment to a location more than fifty (50) miles from the principal site of employment; or

•	failure by the Company to obtain an assumption agreement regarding the executive’s employment agreement from any successor of the Company.
In the event of termination of employment for a reason other than by the Company for Cause or by the executive for Good Reason, the executive will receive his base salary through the date of termination and will be entitled to any benefits under the regular terms of the welfare, retirement, Incentive Bonus, SERP, and equity and incentive plans.

“Change in Control” generally means the consummation of any of the following:

•
the acquisition, by any one person or more than one person acting as a group, of ownership interests representing more than 50% of the total fair market value or of the total voting power of all ownership interests (the “Majority Ownership”) of the Company, any affiliate of the Company that employs the executive, any entity that has a Majority Ownership of either the Company or such affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of the Company or such affiliate (each, a “Relevant Company”) through merger, consolidation, or stock transfer;

•
the acquisition during any 12-month period, by any one person or more than one person acting as a group, of ownership interests in a Relevant Company possessing 35% or more of the total voting power of all ownership interests in the Relevant Company;

•
the acquisition of ownership during any 12-month period, by any one person or more than one person acting as a group, of 40% or more of the total gross fair market value of the assets of a Relevant Company; or

•
the replacement of a majority of members of the Board during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a Relevant Entity within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and its interpretive regulations does not constitute a “Change in Control.”
Upon a Change in Control of the Company, the Company will pay to the executives an amount in cash, shares, or a combination thereof at the Company’s discretion equal to the value at the effective date of the Change in Control of all options, stock appreciation rights, restricted stock, performance shares, performance units, and Incentive Bonus Plan payments, all of which will become fully vested. In addition, the executive will become fully vested in the SERP and will receive all benefit amounts under that plan. Further, upon a Change in Control, as an incentive for the executive to remain available to assist with transition matters, the Company will offer the executive a retention bonus equal to 40% of the executive’s annual salary, payable in two equal installments, the first after three months following the Change in Control and the second after an additional three months, in each case as long as the executive remains an employee during such time (or if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason).
The Employment Agreements also provide that in the event the executive incurs any gross income inclusion, interest or additional tax pursuant to Section 409A of the Internal Revenue Code on any payments from the Company, then the Company will make a supplemental payment to the executive in an amount sufficient to pay the resulting tax liability as well as the tax liability on the supplemental payment. In addition, under the Employment Agreements, if any of the Company’s payments to the executive are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties). The Committee may, however, decide to reduce or eliminate that reimbursement or to reduce the executive’s compensation to the extent necessary to avoid Section 4999 taxation, if the aggregate compensation payable because of a Change in Control would exceed 5% of the net proceeds of the transaction.
In addition, the Employment Agreements impose non-competition and non-solicitation obligations on the executives during the term of their employment and for a period of 12 months (or a shorter period not less than 6 months, for an executive employed for fewer than 12 months) following termination of employment for any reason.

The table below reflects the amount of compensation payable to each of the NEOs in the event of termination of such NEO’s employment or, in certain circumstances described above, upon the consummation of a Change in Control. The amounts shown assume that such termination was effective as of June 30, 2018, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from the Company and could therefore be more or less than the amounts set forth below.

Name	Change in Control	Without Cause or with Good Reason	Death or Disability	Other Termination(5)
Donald D. Charron
Lump Sum(1)	$3,162,557	$1,206,638	$—	$—
Accelerated Benefits(2)	$3,032,357	$3,032,357	$1,822,196	$—
Retention Bonus(3)	$276,976	$—	$—	$—
SERP(4)	$3,148,992	$3,148,992	$3,148,992	$3,148,992
TOTAL	$9,620,882	$7,387,987	$4,971,188	$3,148,992
John H. Kahle
Lump Sum(1)	$1,751,507	$737,946	$—	$—
Accelerated Benefits(2)	$1,069,276	$1,069,276	$760,994	$—
Retention Bonus(3)	$159,120	$—	$—	$—
SERP(4)	$1,616,995	$1,616,995	$1,616,995	$1,616,995
TOTAL	$4,596,898	$3,424,217	$2,377,989	$1,616,995
Steven T. Korn
Lump Sum(1)	$1,404,350	$591,554	$—	$—
Accelerated Benefits(2)	$735,732	$735,732	$493,808	$—
Retention Bonus(3)	$126,119	$—	$—	$—
SERP(4)	$640,932	$640,932	$640,932	$640,932
TOTAL	$2,907,133	$1,968,218	$1,134,740	$640,932
Michael K. Sergesketter
Lump Sum(1)	$1,379,187	$581,679	$—	$—
Accelerated Benefits(2)	$718,537	$718,537	$481,427	$—
Retention Bonus(3)	$125,151	$—	$—	$—
SERP(4)	$644,057	$644,057	$644,057	$644,057
TOTAL	$2,866,932	$1,944,273	$1,125,484	$644,057
Christopher J. Thyen
Lump Sum(1)	$1,319,221	$556,980	$—	$—
Accelerated Benefits(2)	$690,396	$690,396	$463,686	$—
Retention Bonus(3)	$117,960	$—	$—	$—
SERP(4)	$1,243,454	$1,243,454	$1,243,454	$1,243,454
TOTAL	$3,371,031	$2,490,830	$1,707,140	$1,243,454

(1)
Payment is calculated based on executive’s annual base salary as of June 30, 2018 plus cash incentive compensation at the target level. The amounts include severance, benefits allowance, outplacement reimbursement, and, for a termination upon a Change in Control, the amount estimated to be payable to the NEO for reimbursement of the federal excise tax on excess parachute payments (Section 4999 of the Internal Revenue Code). This excise tax is payable if the value of certain payments that are contingent upon a Change in Control, referred to as parachute payments, exceeds a safe harbor amount. The computation of the excise tax is complex and is subject to various questions of interpretation. The amount of reimbursement included for excise tax reflects the Company’s best estimate at this time. In addition, there is estimated to be no tax liability pursuant to Section 409A of the Internal Revenue Code and accordingly no amounts are included for reimbursement of this tax.

(2)
Represents the value of unvested LTPS awards, the vesting of which would accelerate as a result of the specified event of termination. LTPS awards are valued by multiplying $18.30, the closing price of the Company’s Common Stock as reported by NASDAQ on June 30, 2018, by the number of unvested shares that would vest upon the specified event of termination. The amount also includes the accrued but unpaid cash incentive compensation due under the Incentive Bonus Plan for fiscal year 2018. These amounts will be paid in a lump sum upon the specified event of termination.

(3)	Amount payable in two installments: 50% — 3 months after a Change in Control; and 50% — 6 months after a Change in Control.

(4)
Represents the fully vested SERP balance reflected in the Nonqualified Deferred Compensation Table included in this Proxy Statement, as each NEO has more than five years of service with the Company. This amount will be paid in a lump sum after a Change in Control, termination without Cause or with Good Reason, or death. In the case of disability or voluntary termination, the amount will be paid pursuant to the election of the NEO.

(5)
Includes termination by the Company for Cause and voluntary resignation by the NEO, including retirement prior to attaining the minimum retirement age of 62 in the U.S. None of our NEOs are at retirement age as of June 30, 2018.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits, and distribution of account balances under the Retirement Plan.

EQUITY COMPENSATION PLANS INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of June 30, 2018.

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans
Approved by Share Owners (1)	556,428	—	3,140,790
Not approved by Share Owners (2)	31,366	—	968,634
Total	587,794	—	4,109,424

(1)
Consists of performance share awards under the Kimball Electronics, Inc. 2014 Stock Option and Incentive Plan. The number of performance shares assumes the maximum number of shares which the participant is eligible to receive if applicable profitability levels are achieved.

(2)
Consists of phantom stock units granted to non-employee directors under the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan (the “Deferral Plan”), which are participating securities and are payable in common stock upon a director’s retirement or termination from the Board or death. The Deferral Plan is a nonqualified plan approved by the Board of Directors on October 20, 2016, which allows non-employee directors to defer all, or a portion of, their retainer fees in stock until retirement or termination from the Board or death. The Deferral Plan allows for issuance of up to 1.0 million shares of the Company’s common stock.

(3)	There is no exercise price for performance share awards or phantom stock units.

PROPOSAL TO APPROVE, IN A NON-BINDING, ADVISORY VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, we are asking the owners of our Common Stock to approve the compensation paid to our NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement. This proposal, commonly known as a say on pay proposal, gives our Share Owners the opportunity to express their views on our executive compensation.
The goals of our compensation programs are to create long-term Share Owner value by rewarding executive performance, to retain our executives by using key elements of compensation that provide substantial opportunity for financial rewards in comparison to other professional opportunities and to align the interests of our executives with our Share Owners by linking compensation to financial performance. We compensate our executive officers using a combination of salary, performance-based cash incentive compensation, and performance share awards. Our compensation programs are designed to align our executives’ contributions to ultimately achieve our goal of maximizing Share Owner value. We believe that our executive compensation programs accomplish this goal.
The Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement describes our executive compensation program and the decisions made by the Compensation and Governance Committee during fiscal 2018 in more detail.
We are asking our Share Owners to indicate their support for our NEOs’ compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we recommend that our Share Owners vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that Share Owners of the Company’s Common Stock approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Share Owners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
As an advisory vote, this proposal will not be binding upon us or our Board of Directors or Compensation and Governance Committee. However, we expect that the Compensation and Governance Committee, which is responsible for designing and administering your Company’s executive compensation program, will consider the outcome of the vote when making future compensation decisions for our NEOs.
The Board recommends that Share Owners vote “FOR” the advisory proposal approving the compensation paid to our NEOs as disclosed in this Proxy Statement.

FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act also enables Share Owners to indicate how frequently we should seek an advisory vote on the compensation paid to our NEOs. By voting on this proposal, our Share Owners may indicate whether they would prefer that we hold future advisory votes on executive compensation every (a) one year, (b) two years, (c) three years, or may abstain.
After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore, recommends that we hold future advisory votes on executive compensation every year. In formulating its recommendation, the Board of Directors determined that the opportunity to vote on the compensation of our NEOs every year is consistent with good Share Owner relations by allowing regular input, allowing Share Owners to judge our compensation programs in relation to our performance and to better assess the value to the executives that results from the equity-based compensation.
The proxy card provides our Share Owners with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, Share Owners will not be voting to approve or disapprove the recommendation of the Board of Directors.
The frequency that receives the highest number of votes will be considered the preferred frequency of our Share Owners for conducting future advisory votes on executive compensation. However, because this vote is advisory, the outcome will not be binding upon us or our Board of Directors. While we expect that our Board of Directors will consider the outcome of the vote when determining how often to hold future advisory votes on our executive compensation, the Board may decide that it is in the best interests of our Share Owners and us to hold an advisory vote on executive compensation more or less frequently than the frequency preferred by our Share Owners.
The Board recommends that our Share Owners vote to conduct future advisory votes on executive compensation every ONE YEAR.

SUBMISSION OF NOMINATIONS AND PROPOSALS FOR 2019
Proposals which are desired to be presented at the 2019 Annual Meeting by Share Owners and included in the Company’s Proxy Statement for that meeting must be received by the Company at its principal executive offices, 1205 Kimball Blvd., Jasper, Indiana 47546, no later than May 28, 2019. Such proposals, however, must meet certain requirements under the regulations of the SEC to be included in the Company’s Proxy Statement. A Share Owner wishing to nominate a candidate for election as a director or to bring any other proposal before the 2019 Annual Meeting of Share Owners (but not include the nomination or proposal in the Company’s Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at its principal executive office no earlier than July 21, 2019, and no later than August 10, 2019. The written notice must also meet additional requirements as stated in the Company’s By-laws, a copy of which is available upon written request directed to the Secretary of the Company.

MEETING AND VOTING INFORMATION
Proxy Statement
This Proxy Statement and the accompanying proxy are being provided to the Share Owners of the Company on or about September 25, 2018, and are furnished in connection with the Board of Directors’ solicitation of proxies to be used at the Annual Meeting of Share Owners to be held November 8, 2018, at the time and place and for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Share Owners accompanying this Proxy Statement. The Board has fixed the close of business on September 5, 2018, for determining our Share Owners entitled to notice of and to vote at the meeting and any adjournments thereof. Only Share Owners of record at the close of business on that date will be entitled to vote. As of September 5, 2018, there were 26,584,776 shares outstanding, each share entitled to one vote.
This year, we are pleased to be furnishing our proxy materials to our Share Owners via the Internet under the e-proxy rules adopted by the SEC. As a result, on or about September 25, 2018, we mailed to many of our Share Owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2018 Annual Report to Share Owners, which includes our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2018 (our “2018 Annual Report”). The Notice contains instructions on how to access those documents and vote online. The Notice also contains instructions on how each of those Share Owners can request and receive a paper copy of our proxy materials, including this Proxy Statement, our 2018 Annual Report, and a proxy card. All Share Owners who do not receive a Notice will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Using this distribution process conserves natural resources and reduces the costs of printing and distributing these proxy materials.
This Proxy Statement, the form of the proxy card, and voting instructions are being made available to Share Owners on or about September 25, 2018, at www.proxyvote.com. Our 2018 Annual Report is being made available at the same time and by the same method. The 2018 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference. Share Owners may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, including financial statements but excluding exhibits, as filed with the SEC. Please address requests for a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, to our Secretary at Kimball Electronics, Inc., 1205 Kimball Blvd., Jasper, Indiana 47546.
The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our Share Owners. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple Share Owners who share an address, unless we received contrary instructions from the impacted Share Owners prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any Share Owners at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a Share Owner sharing an address with another Share Owner and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.
If you have received a printed set of proxy materials, a proxy, being solicited on behalf of the Board, has been enclosed along with a return envelope, which requires no postage if mailed in the United States.
Any of our Share Owners who properly deliver a proxy may revoke their proxy at any time prior to the voting thereof by either filing a written revocation with the Secretary of the Company, submitting another properly delivered proxy by telephone, via the Internet, or by mail with a later date, requesting the return of the proxy from the Secretary prior to the vote, or attending the meeting and voting in person, although attendance at the meeting will not by itself revoke a previously granted proxy.
The entire cost of soliciting proxies will be borne by your Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and electronic mail by directors, officers, and employees of your Company without extra compensation. Your Company will also reimburse brokerage houses, custodians, nominees, and fiduciaries for actual expenses incurred in forwarding proxy material to beneficial owners.

Voting Information
The presence of a quorum requires that a majority of outstanding shares of Common Stock be present at the meeting by proxy or in person. Withholding authority, abstentions, and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
Under current regulations, banks and brokers are not permitted to vote uninstructed shares on certain items (for example, in the election of directors) on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the selection of the Company’s independent registered public accounting firm.
If you are a Share Owner of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. All properly delivered proxies will be voted. In the absence of contrary direction, the proxies will be voted “FOR” the election of each of the named nominees to the Board of Directors, “FOR” the ratification of the selection of the Company’s independent registered public accounting firm, “FOR” the advisory proposal approving the compensation paid to our Named Executive Officers, and vote to conduct future advisory votes on executive compensation every “ONE YEAR”. Shares held by participants in the Company’s retirement plan will be voted in accordance with the participant’s direction in his or her proxy unless such proxy is not timely received, in which case the trustee of the retirement plan will vote the shares in the same proportion as the shares for which the trustee received timely participant direction.
With a quorum present at the meeting, directors will be elected by the plurality of the votes cast by the shares entitled to vote in the election at the meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected). The election of directors will not be affected if you choose not to vote your shares or if you withhold authority to vote your shares and will not be affected by broker non-votes. The selection of the Company’s independent registered public accounting firm will be ratified and approved if a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting are voted “FOR” the proposal. Abstentions will have the same effect as “AGAINST” votes.
If you are a registered Share Owner, you can simplify your voting and save your Company expense by voting via telephone or the Internet. Instructions explaining how to vote by telephone or the Internet are provided on the Notice and the proxy card. These documents include a control number to verify a Share Owner’s identity, allowing the Share Owner to access online proxy materials, vote the shares, and confirm that the voting instructions have been recorded properly. If you vote via telephone or the Internet, please do not return a signed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote via telephone or the Internet by following the instructions on the Notice or proxy form you receive from your bank or broker.
The Board of Directors knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy form.

PERSONAL ATTENDANCE AT THE ANNUAL MEETING OF SHARE OWNERS
PLEASE NOTE THAT IF YOU DECIDE TO ATTEND IN PERSON, YOU WILL BE ADMITTED ONLY ON THE FOLLOWING CONDITIONS:

A.	PRESENTATION OF A PHOTO IDENTIFICATION, AND

B.	YOUR NAME MUST BE ON OUR SHARE OWNER LIST OR A RECENT BROKERAGE STATEMENT SHOWING SHARE OWNERSHIP AS OF SEPTEMBER 5, 2018 MUST BE PRESENTED.
DIRECTIONS TO THE ANNUAL MEETING OF SHARE OWNERS
From Evansville, Indiana (via I-64 East) or from Louisville, Kentucky (via I-64 West):
Take exit 57B (US-231 North).
Go North on US-231 approximately 13 miles.
Turn left onto 12th Avenue.
Turn left onto Kimball Blvd. and the Kimball Electronics Headquarters will be on your right.
From Indianapolis, Indiana (via Hwy 37 South):
Take Highway 37 South for approximately 47 miles.
Continue on I-69 South for approximately 27 miles.
Take exit 87 toward US-231 South to Loogootee for approximately 17 miles.
Follow US-231 south through Jasper for approximately 20 miles.
Turn right onto 12th Avenue.
Turn left onto Kimball Blvd. and the Kimball Electronics Headquarters will be on your right.

SHARE OWNERSHIP INFORMATION
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial holders of such shares. The total number of our shares listed in the table for all executive officers and directors as a group is 1,145,079 shares of Common Stock (4.34% of the outstanding), as of the date noted below.
Set forth in the following table are the beneficial holdings, as of August 17, 2018, of the Company’s Common Stock on the basis described above for: (i) each person known to your Company who may be deemed to beneficially own more than 5% of your Company’s outstanding shares; (ii) each director; (iii) each “Named Executive Officer” (NEO) as listed in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (iv) all directors and executive officers as a group:

	Shares Beneficially Owned(a)(b)
Name	Sole Voting and Investment Power		Shared Voting and Investment Power	Percent of Outstanding Shares
Holders of more than 5% of the Outstanding Shares
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,262,929	(e)	None	8.58%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,732,112	(f)	None	6.57%
Directors and Named Executive Officers:
Donald D. Charron	347,845	(c)	None	1.32%
Christine M. Vujovich	37,839	(g)	None	(d)
Geoffrey L. Stringer	66,127		None	(d)
Thomas J. Tischhauser	42,119		None	(d)
Colleen C. Repplier	11,085	(g)	None	(d)
Gregory J. Lampert	14,696	(g)	None	(d)
Gregory A. Thaxton	—	(g)	None	(d)
John H. Kahle	200,035	(c)	None	(d)
Steven T. Korn	81,750	(c)	None	(d)
Michael K. Sergesketter	80,521	(c)	None	(d)
Christopher J. Thyen	118,398	(c)	None	(d)
All executive officers and directors as a Group (16 persons)	1,145,079	(c)	None	4.34%

(a)
Based upon information obtained from the executive officers, directors, and beneficial owners (according to the definition of “beneficial ownership” under the regulations of the SEC). On August 17, 2018, there were outstanding 26,381,318 shares of Common Stock.

(b)
The “Sole Voting and Investment Power” column includes shares owned by the spouses living in the households of the individuals listed. The “Shared Voting and Investment Power” column includes shares held by limited partnerships, foundations, and trusts over which listed individuals have shared voting and investment power. Beneficial ownership is disclaimed as to such shares and as to all other shares over which the named person does not have full beneficial rights.

(c)
Shares include performance shares which are receivable as of August 17, 2018, as follows: Donald D. Charron 74,351 shares; John H. Kahle 26,802 shares; Steven T. Korn 15,493 shares; Michael K. Sergesketter 14,948 shares; Christopher J. Thyen 14,590 shares and all executive officers, as a group 183,062 shares. These share amounts have not been reduced by the following shares withheld to satisfy tax withholding obligations upon their vesting on August 20, 2018: Donald D. Charron 27,700 shares; John H. Kahle 7,660 shares; Steven T. Korn 4,428 shares; Michael K. Sergesketter 4,273 shares and Christopher J. Thyen 4,170 shares. The percentage of shares owned by each person, or group, is determined by including in the number of shares outstanding, those performance shares issuable to such person or group as of August 17, 2018.

(d)	Totals are under one percent of the outstanding shares.

(e)
This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on February 9, 2018, indicating beneficial ownership as of December 31, 2017. The Share Owner reports that it has the sole power to vote or direct the vote of 2,170,079 shares and the sole power to dispose or direct the disposition of 2,262,929 shares but also notes that it is an investment advisor registered under the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts, and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the Company’s shares held by the Funds. However, all of the Company’s shares reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(f)
This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on January 25, 2018, indicating beneficial ownership as of December 31, 2017. The Share Owner reports that it has the sole power to vote or direct the vote of 1,678,144 shares and the sole power to dispose or direct the disposition of 1,732,112 shares but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company’s shares and that no one person’s interest in the Company’s shares is more than 5% of the total outstanding shares of the Company. BlackRock, Inc. reports that the following of its subsidiaries acquired the shares: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., and BlackRock Investment Management, LLC.

(g)
Shares do not include phantom stock units. Each phantom stock unit is equivalent of one share of common stock. Such units of phantom stock were acquired under the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan. Phantom stock units granted as of August 17, 2018: Christine M. Vujovich 4,525 units; Colleen C. Repplier 13,506 units; Gregory J. Lampert 9,922 units; and Gregory A. Thaxton 3,413 units.

Share Ownership Guidelines
The Compensation and Governance Committee of your Company established stock ownership guidelines for directors and senior executives. The guidelines outline the expectations of directors and executives to maintain beneficial ownership of Company stock having a value expressed as a multiple of their director fees or their base salary, as the case may be, for as long as they remain a director or executive officer. Directors and executive officers are allowed a reasonable time, in the judgment of the Committee, to attain the expected beneficial ownership set forth in the guidelines. “Beneficial Ownership” includes, in addition to shares held directly by directors or executives, those shares held by a spouse, minor children or grandchildren, trusts, retirement plans, and unearned shares awarded under the Company’s 2014 Stock Option and Incentive Plan. The ownership status of each director and executive is reviewed annually by the Committee. The multiples are as follows:

Position	Value as a Multiple of Base Salary or Fees
Director	X 3
Chairman, CEO	X 5
Vice President	X 3

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that Company directors, executive officers, and greater-than-ten-percent Share Owners file with the SEC and the Company an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of Common Stock of the Company. Based solely on its review of such forms received by the Company and written representation from the directors and executive officers that no other reports were required, the Company is unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended June 30, 2018.

APPENDIX A

APPROVAL PROCESS FOR SERVICES PERFORMED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Objective
To ensure the independent registered public accounting firm is independent in both fact and appearance with respect to the audit of the financial statements of Kimball Electronics, Inc. (the “Company”).
Process
The independent registered public accounting firm of Kimball Electronics, Inc. reports to and is engaged by the Audit Committee of the Company. Prior to the engagement of the independent registered public accounting firm to render service, the service and fees are approved by the Audit Committee. The Audit Committee will not engage the independent registered public accounting firm for any non-audit service that is specifically prohibited by the Securities and Exchange Commission rules on auditor independence nor will approval be granted for any non-audit service that individually or in the aggregate, in the Audit Committee’s opinion, impairs the independence of the independent registered public accounting firm with respect to the audit of the financial statements of the Company. Pre-approval of services is obtained either (1) by explicit pre-approval of individual services from the Audit Committee or (2) by general pre-approval for certain tax compliance and related tax services.
The Audit Committee has delegated authority to the Audit Committee Chairperson to grant approval required by this policy for any service engagements that arise between Audit Committee meetings. During the next regularly scheduled Audit Committee meeting, or sooner as appropriate, the Audit Committee Chairperson updates the full committee of approved independent registered public accounting firm services for informational purposes.
The independent registered public accounting firm has reviewed the policy and believes that the policy will not adversely affect the firm’s independence.

A-1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. KIMBALL ELECTRONICS, INC. 1205 KIMBALL BLVD. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS JASPER, IN 47546 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR nominee(s) on the line below. the following: 0 0 0 1. Election of Directors Nominees 01 Donald D. Charron 02 Colleen C. Repplier 03 Gregory J. Lampert The Board of Directors recommends you vote FOR proposals 2. and 3: For Against Abstain 2. To ratify the selection of Deloitte and Touche LLP as the Company's independent registered public accounting firm for the fiscal year 2019. 0 0 0 3. To approve, by a non-binding, advisory vote, the compensation paid to the Company's Named Executive Officers. 0 0 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4. To approve, by a non-binding, advisory vote, the preferred frequency for the Company to conduct future advisory votes on the compensation paid to the Company's Named Executive Officers. 0 0 0 0 NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000388298_1 R1.0.1.17 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

KIMBALL ELECTRONICS, INC.
Annual Meeting of Share Owners
November 8, 2018 9:00 AM
This proxy is solicited by the Board of Directors

The Share Owner hereby appoints Donald D. Charron as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of KIMBALL ELECTRONICS, INC. that the Share Owner is entitled to vote at the Annual Meeting of Share Owners to be held at 09:00 AM, EST on 11/8/2018, at the Kimball Electronics Headquarters, 1205 Kimball Blvd., Jasper, IN 47546, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000388298_2 R1.0.1.17

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